AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), entered into this 11th day of December 1996 by and among AMERICAN UNITED GLOBAL, INC., a Delaware corporation ("AUGI"), having its principal offices at 25 Highland Boulevard, Dix Hills, New York 17746; BTS ACQUISITION CORP., a Delaware corporation ("Mergerco"), having its principal offices at 11130 NE 33rd Place, Suite 250, Bellevue, Washington 98004; BROADCAST TOWER SITES, INC., a Delaware corporation ("BTS"), having its principal offices at 4340 East West Highway, Suite 1000, Bethesda, Maryland 20814; and SIMANTOV MOSKONA ("Moskona") and SERGIO LUCIANI ("Luciani"). Moskona and Luciani are each hereinafter individually referred to as a "Stockholder" and are hereinafter collectively referred to as the "Stockholders". BTS is hereinafter sometimes referred to as the "Corporation".

                             W I T N E S S E T H:

      WHEREAS, Moskona and Luciani are the record and beneficial owners of one hundred percent (100%) of the issued and outstanding shares of the capital stock of the Corporation, on a fully-diluted basis, after giving effect to: (a) the exercise of all outstanding options and warrants to purchase capital stock of the Corporation, (b) the conversion into common stock of all convertible notes, convertible debentures, shares of convertible preferred stock of all series, or other securities convertible into shares of capital stock of the Corporation, and (c) the exercise of all other rights and privileges to receive or acquire shares of common stock of the Corporation; and (d) there being no other capital stock of the Corporation issued or outstanding other than the common stock of the Corporation; and (e) there being no options, warrants, subscription rights, rights of first refusal, convertible securities, or other rights to purchase or receive shares of any of the securities referred to in (a), (b), (c), or (d) preceding (collectively, the "Fully Diluted Equity"); and

      WHEREAS, (a) Mergerco, a wholly-owned direct subsidiary of AUGI, has been formed solely for the purpose of merging with BTS; the effect of which merger is to enable Mergerco to acquire all of the shares of capital stock of the Corporation as shall represent the Fully Diluted Equity of the Corporation as at the effective date of the merger (hereinafter, referred to as the "Stock") pursuant to the merger and for the consideration hereinafter provided for (the "Merger"); and

      WHEREAS, the Stockholders, the Board of Directors of the Corporation, the Board of Directors of Mergerco, AUGI, as the sole stockholder of Mergerco, and the Board of Directors of AUGI, have all authorized and approved the Merger and the consummation of the other transactions contemplated by this Agreement, all on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereby covenant and agree as follows:

      1.    THE MERGER.

            1.1   The Merger; Change of Name of Surviving Corporation.

                  (a) At the time of the Closing on the Closing Date (as such terms are hereinafter defined) and in accordance with the provisions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), BTS shall be merged with and into Mergerco, with Mergerco as the surviving corporation of such merger (the "Merger"). The Merger shall be in accordance with the terms and conditions of this Agreement and a certificate of merger in substantially the form of Exhibit "A" annexed hereto (the "Certificate of Merger"), with Mergerco as the surviving corporation of such Merger (Mergerco being hereinafter sometimes referred to as the "Surviving Corporation"). Thereupon, the separate existence of each of BTS shall cease, and Mergerco, as the Surviving Corporation of the Merger, shall continue its corporate existence under Delaware Law.

                  (b) On the Closing Date, the Certificate of Incorporation of the Surviving Corporation shall be amended in a manner satisfactory to AUGI, pursuant to which the corporate name of the Surviving Corporation shall be changed to TRANSCON TELECOMMUNICATION NETWORKS, INC., or such other corporate name as shall be acceptable to the Stockholders and AUGI.

            1.2 Effectiveness of the Merger. As soon as practicable upon or after the satisfaction or waiver of the conditions precedent set forth in
Section 7 below, or waiver of such performance by the party or parties for whose benefit such covenants or agreements are to be performed, Mergerco and BTS (if required under Delaware Law) will execute the Certificate of Merger (subject to such revisions as to form (but not substance) as may be required by the relevant provisions of Delaware Law), and shall file or cause to be filed such Certificate of Merger with the Secretary of State of Delaware; and the Merger shall become effective as of the date of the filing of such Certificate of Merger, which shall occur on the "Closing Date" (as hereinafter defined), and the Closing shall be deemed to occur as of such Closing Date in accordance with
Section 10 hereof.

            1.3 Effect of the Merger. Upon the effectiveness of the Merger: (a) the Surviving Corporation shall own and possess all assets and property of every kind and description, and every interest therein, wherever located, and all rights, privileges, immunities, powers, franchises and authority of a public as well as of a private nature, of each of Mergerco and the Corporation (the "Constituent Corporations"), and all obligations owed to, belonging to or due to each of the Constituent Corporations, all of which shall be vested in the Surviving Corporation pursuant to Delaware Law without further act or deed, and
(b) the Surviving Corporation shall be liable for all claims, liabilities and obligations of the Constituent Corporations, all of which shall become and remain the obligations of the Surviving Corporation pursuant to Delaware Law without further act or deed.


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

            1.4 Surviving Corporation. Upon the effectiveness of the Merger, the Certificate of Incorporation, By-Laws, directors and officers of the Surviving Corporation shall be identical to those of Mergerco as in effect immediately prior to the effectiveness of the Merger.

            1.5 Status and Conversion of Securities. At the Closing Date and upon the effectiveness of the Merger:

                  (a) Treasury Stock. Each share of capital stock of the Corporation held by the Corporation as treasury stock immediately prior to the effectiveness of the Merger shall be canceled and extinguished, and no payment or issuance of any consideration shall be payable or shall be made in respect thereof;

                  (b) Options and Warrants. As of the date of this Agreement there are, and at the Closing Date there shall be, no options, warrants, rights, or other agreements to acquire any securities of the Corporation, or any securities directly or indirectly convertible into or exchangeable for or exercisable to acquire the same, and no agreements to issue or acquire or dispose of any of the foregoing.

                  (c) Treatment of Fully Diluted Equity. Each share of the Stock of the Corporation outstanding immediately prior to the effectiveness of the Merger, representing: (i) the Fully Diluted Equity of the Corporation; and (ii) all other securities of the Corporation exercisable, convertible or exchangeable for shares of Fully Diluted Equity, shall be canceled and extinguished and converted into the right to receive a proportionate amount of the Merger Consideration payable pursuant to Section 2 below. Such Merger Consideration shall be paid and delivered to the holders of the outstanding Stock upon surrender to the Surviving Corporation of the certificates representing such shares of outstanding Stock (all of which shall be delivered free and clear of any and all pledges, Liens (as such term is hereinafter defined), claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws) at the time and place of the Closing as provided in Section 10 below.

            1.6 Books and Records. On the Closing Date, the Corporation shall deliver to Mergerco all of the stock books, records and minute books of the Corporation, all financial and accounting books and records of the Corporation and, except as may otherwise be agreed by the parties to this Agreement at the Closing, all referral, client, customer and sales records of the Corporation.

            1.7 Tax Free Reorganization. The parties to this Agreement intend for the transactions whereby Mergerco, as the Surviving Corporation upon consummation of the Merger, will remain a wholly-owned subsidiary of AUGI and the owners of the Corporation's securities immediately prior to the consummation of the Merger shall receive the Merger Consideration upon consummation of the Merger, shall be treated as a tax free reorganization


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

within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

      2.    Merger Consideration.

            2.1 Merger Consideration. On consummation of the Merger, the Stockholders, as the record owners of all outstanding Fully Diluted Equity of the Corporation, shall receive their allocable percentages, as specified in
Section 3 of this Agreement, of an aggregate of the following (collectively, the "Merger Consideration"):

                  (a) Five Hundred and Seven Thousand Two Hundred and Forty Six
            (507,246) shares of Class A voting common stock, $0.01 par value per share, of AUGI (the "AUGI Merger Stock");

                  (b) Seven Hundred and Eighty Thousand ($780,000) Dollars,
            payable by wire transfer of immediately available United States legal tender funds to bank accounts designated by the Stockholders (the "Closing Cash Payment"); and

                  (c) Six Hundred Thousand ($600,000) Dollars, payable in the form of three year promissory notes of AUGI (the "AUGI Notes"); provided, that the aggregate principal amount of such AUGI Notes to be delivered on the Closing Date shall be subject to reduction in the manner set forth in Section 2.3 below.

            2.2 The AUGI Notes. The AUGI Notes to be issued on the Closing Date shall contain the following terms and conditions:

                  (a) Interest. The AUGI Notes shall bear interest, payable
            monthly at the prime rate of interest charged from time to time by Citibank, NA (the "Prime Rate");

                  (b) Principal Installments. The AUGI Notes shall be payable as to principal in three annual installments on each of the three anniversary dates from the Closing Date, as follows: (A) Sixteen and 2/3 (16-2/3%) percent of principal on the first anniversary of the Closing Date, (B) Thirty three and 1/3 (33-1/3%) percent of principal on the second anniversary of the Closing Date, and (C) Fifty (50%) percent of principal on the third anniversary of the Closing Date;

                  (c) Additional Provisions. The AUGI Notes shall be unsecured obligations of AUGI and shall be prepayable at any time at the option of AUGI without penalty, and shall contain such terms and conditions as are set forth on Exhibit "B" annexed hereto and made a part hereof.

            2.3 Adjustment to AUGI Notes.


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

                  (a) In the event and to the extent that on the Closing Date the sum of the cash, including certificates of deposit and other marketable securities immediately convertible into cash ("Cash Reserves") and collectible accounts receivable of BTS (collectively, with the Cash Reserves, the "Liquid Assets") shall be less than $1,200,000, the aggregate principal amount of the AUGI Notes shall be reduced to the extent of 50% of the difference, if any, between
            (i) $1,200,000, and (ii) 100% of the actual book value of the Liquid Assets of the Surviving Corporation as at the Closing Date. No increase in the AUGI Notes shall be made in the event that the actual book value of the Liquid Assets of BTS shall exceed $1,200,000 on the Closing Date.

                  (b) On the Closing Date, the Stockholders shall deliver to
            AUGI a certificate executed by each of the Stockholders (the "Liquid Assets Certificate") setting forth the Cash Reserves and aggregate accounts receivable of BTS as of the last business day immediately prior to the Closing Date. Such accounts receivable shall (i) represent actual amounts due and owing to the Surviving Corporation from unaffiliated third parties, without offset or counterclaim of any kind, (ii) be net of all intercompany transactions, (iii) be net of appropriate reserves for doubtful accounts, and (iv) otherwise be calculated in accordance with generally accepted accounting principles, consistently applied ("GAAP").

                  (c) The accuracy of the aggregate amount of Liquid Assets set forth on the Liquid Assets Schedule shall be deemed an additional covenant of the Stockholders. Accordingly, should a subsequent audit or review of such Liquid Assets on the business day immediately prior to the Closing Date reflect that the aggregate principal amounts of the AUGI Notes delivered at Closing is subject to reduction in accordance with the provisions of this Section 2.2, such AUGI Notes shall be deemed null and void, ab initio upon the same being replaced by new AUGI Notes in the appropriate aggregate principal amounts. Such audit or review is to be completed not later than two hundred and ten (210) days of the Closing Date. In the absence of completion of such audit or review by such date, there shall be no reduction in the amount of the AUGI Notes.

      3.    ALLOCATION OF MERGER CONSIDERATION.

            3.1 AUGI Merger Stock. On consummation of the Merger, the 507,246 shares of AUGI Merger Stock shall be delivered to the owners of the outstanding Fully Diluted Equity of the Corporation as follows:

                  Simantov Moskona  -    277,971 shares of AUGI Stock
                  Sergio Luciani    -    229,275 shares of AUGI Stock.


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

            3.2 Closing Cash Payment. On consummation of the Merger, the $780,000 of Closing Cash Payment shall be delivered to the owners of the outstanding Fully Diluted Equity of the Corporation as follows:

                  Simantov Moskona  -     $427,440
                  Sergio Luciani    -     $352,560

            3.3 AUGI Notes. On consummation of the Merger, the AUGI Notes shall be delivered to the owners of the outstanding Fully Diluted Equity of the Corporation in the following percentage of the aggregate principal amount of AUGI Notes to be delivered on the Closing Date:

                  Simantov Moskona  -     54.8%
                  Sergio Luciani    -     45.2%

      4.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

            The Stockholders, jointly and severally, hereby represent and warrant to Mergerco and AUGI as follows, it being understood and agreed that neither AUGI nor Mergerco is or will be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by the Stockholders in this Agreement, and it being further understood and agreed that the survival of each such representation and warranty shall be as set forth in Section 12.2(d) of this
Agreement:

            4.1   Ownership of the Stock.

                  (a) The number of shares of outstanding Stock, the record owners thereof, and the record addresses and social security number or tax identification number of each of the Stockholders, are as set forth on Schedule
4.1 annexed hereto. Each Stockholder is the legal and beneficial owner of such Stockholder's shares of the Stock enumerated next to such Stockholder's name on
Schedule 4.1 hereto, free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever, except any restrictions which may be created by operation of state or federal securities laws (which restrictions are set forth on such Schedule 4.1). For purposes of this Agreement, a "Lien" shall mean any mortgage, deed of trust, trust, pledge, vendors' or other lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature of any of the foregoing, any claim, security interest, assignment, or encumbrance of any kind, any negative lien and the filing of or agreement to give any financing statement or similar notice of security interest.

                  (b) Schedule 4.1 accurately sets forth the number of shares of Stock owned of record and beneficially by each of the Stockholders, and all of the Stock has been duly authorized and validly issued, and is fully paid and non-assessable.


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

            4.2 Valid and Binding Agreement.

                  (a) The execution, delivery and performance by the Stockholders and the Corporation of this Agreement, the AUGI Notes, the Registration Rights Agreement, the Non-Competition and Non-Disclosure Agreement, the Employment Agreements (as such terms are hereinafter defined), the Subscription Agreement and the other instruments, agreements and written undertakings of AUGI, Mergerco, the Corporation and the Stockholders, and each of them, which are executed in connection therewith and to which it or they, respectively are parties (collectively, the "Transaction Agreements") and the consummation of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Corporation and the Stockholders, and the Corporation has the full corporate right, power and authority to execute and deliver this Agreement and the Transaction Agreements to which the Corporation is a party, to perform its and their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Transaction Agreements to which each is a party will constitute, respectively, the legal, valid and binding obligation of the Corporation and of the Stockholders, enforceable against the Corporation and the Stockholders in accordance with its and their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and except with respect to remedies, the enforcement of which vests in the discretion of courts of equitable jurisdiction.

                  (b) Each Stockholder has full legal right, power and authority to execute and deliver this Agreement and the Transaction Agreements to which a Stockholder is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement and, when executed and delivered by such Stockholder, the Transaction Agreements to which such Stockholder is a party, constitutes and will constitute the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except to the extent limited by bankruptcy, insolvency, reorganization and other laws affecting creditors rights generally, and except with respect to remedies, the enforcement of which vests in the discretion of courts of equitable jurisdiction.

            4.3 Organization, Good Standing and Qualification; Ownership of Assets of Business.

                  (a) The Corporation: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii) has all necessary corporate power and authority to carry on its business and to own, lease and operate its properties; and (iii) is not required, by the nature of its properties or business, to be qualified to do business as a foreign corporation in any other foreign jurisdiction in which the failure to be so qualified would have a material adverse effect on the Corporation, its properties or assets, its business, or its condition (financial or otherwise).

                  (b) The Corporation has no subsidiary corporations.


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

                  (c) True and complete copies of the Certificate of Incorporation and By-Laws of the Corporation (including all amendments thereto), and a correct and complete list of the officers and directors of the Corporation, are annexed hereto as Schedule 4.3.

                  (d) The Corporation owns all of the assets, including Intellectual Property (as that term is hereinafter defined), if any, used in connection with the operation of the business of the Corporation as presently conducted; Spectrum Tech, Inc. ("Spectrum"), a Delaware corporation recently formed by the Stockholders, does not own and has never owned any operating assets or properties used in the business of the Corporation; and Spectrum is and has since its inception been an inactive corporation which has conducted no business.

            4.4 Capital Structure; Stock Ownership.

                  (a) The authorized and outstanding shares of capital stock of the Corporation, and the record owners of such shares of capital stock, and all outstanding options, warrants and other securities convertible, exchangeable or exercisable for shares of common stock of the Corporation, if any, are as set forth on Schedule 4.4 annexed hereto. Other than as set forth on Schedule 4.4, no other shares of capital stock of the Corporation are issued or outstanding.

                  (b) Except as set forth in Schedule 4.4 annexed hereto (all of which agreements and commitments will be terminated and canceled as of the Closing Date, without any payment by the Corporation, if there are any at the date hereof), there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments: (i) obligating the Corporation to issue, transfer or purchase any shares of its capital stock, or (ii) obligating either of the Stockholders or any other stockholder of the Corporation to transfer any shares of the Stock owned by such stockholder. Other than in respect of the stock purchase rights described in
Schedule 4.4 (all of which shall be terminated and canceled as of the Closing Date, without any payment by the Corporation, if there are any at the date hereof), no shares of capital stock of the Corporation are reserved for issuance pursuant to stock options, warrants, agreements or other rights to purchase capital stock.

            4.5 Investments. The Corporation does not own, directly or indirectly, any stock or other equity securities of any corporation or entity, or has any direct or indirect equity or ownership interest in any person, firm, partnership, corporation, venture or business, other than the businesses conducted by the Corporation.

            4.6 Financial Information.

                  (a) Annexed hereto as Schedule 4.6(a) are (i) the unaudited financial statements of the Corporation as at December 31, 1994 and for the fiscal year then ended, including balance sheet, statements of operations, statements of stockholders' equity, and statements of cash flow, all as prepared by the management of the Corporation (the "Unaudited Financial Statements"); and
(ii) the audited financial statements of the Corporation as at


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

December 31, 1995 and September 30, 1996 and for the fiscal year and nine (9) months then ended, including balance sheets, statements of operations, statements of stockholders' equity, and statements of cash flow, as audited by Feldman Radin & Co., P.C. (the "Audited Financial Statements"). Such Unaudited Financial Statements and Audited Financial Statements are herein collectively referred to as the "Financial Statements."

                  (b) The Financial Statements: (i) are true, complete and correct in all respects and present fairly the financial position of the Corporation as of the dates thereof and for the periods reflected therein, all in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis; (ii) make full and adequate provision, in accordance with generally accepted accounting principles, for the various assets and liabilities of the Corporation on a basis and the results of its operations and transactions in its accounts, as of the dates and for the periods referred to therein; (iii) reflect only assets and liabilities and results of operations and transactions of the Corporation, and do not include or reflect any assets, liabilities or transactions of any corporation or entity except the Corporation; and (iv) were prepared from, and are consistent with, the books and records of the Corporation, which accurately and consistently reflect all transactions to which the Corporation was and is a party; provided, that the Unaudited Financial Statements omit footnote disclosures required under GAAP and are subject to fiscal year end audit adjustments which would not, individually or in the aggregate, be material.

                  (c) Except as expressly set forth in the Financial Statements and/or in the Schedules to this Agreement, or arising in the normal course of the Corporation's business since October 1, 1996, there are as at the date hereof, no liabilities or obligations (including, without limitation, any tax liabilities or accruals) of the Corporation, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are, singly or in the aggregate, material.

                  (d) Schedule 4.6(d) annexed hereto contains: (i) an aging schedule of accounts receivable and accounts payable of the Corporation as at September 30, 1996 (the "Stub Period Date"), (ii) a list of the outstanding principal balance of and approximate accrued interest on all indebtedness (other than accounts payable), loans and/or notes payable of the Corporation as of the Stub Period Date; (iii) a list of any leasehold or other contractual obligations of the Corporation to any of the Stockholders, any other stockholder of the Corporation (if any), and/or any of their respective Affiliates on the date hereof; (iv) a list of all obligations of the Corporation guaranteed by any of the Stockholders, any other stockholder of the Corporation (if any), and/or any of their respective Affiliates on the date hereof, and the terms of such guarantees; (v) a list reflecting the nature and amount of all obligations owed to the Corporation on the date hereof by any of the Stockholders, any other stockholder of the Corporation (if any), and/or any of their respective Affiliates; and (vi) a list reflecting the nature and amount of all obligations owed by the Corporation on the date hereof to any of the Stockholders, any other stockholder of the Corporation (if any), and/or any of their respective Affiliates. Wherever used in this Agreement, the term "Affiliate" means, with respect to any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

            4.7 No Material Changes. Except as and to the extent described in
Schedule 4.7 annexed hereto (which Schedule may make reference to any other Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore or herewith been delivered to AUGI), since the 1995 Fiscal Year End, the business of the Corporation has continued to be operated only in the ordinary course, and there has not been:

                  (a) Any material adverse change in the condition (financial or otherwise), operations, business, properties, or prospects of the Corporation from that shown in the most recent Reviewed Financial Statements, or any material transaction or commitment effected or entered into outside of the normal course of the Corporation's business other than in connection with the Merger;

                  (b) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, condition (financial or otherwise), or prospects of the Corporation;

                  (c) Any declaration, setting aside or payment of any dividend or other distribution with respect to the Stock, any other payment of any kind by the Corporation to any of its Stockholders or any of their respective Affiliates outside of the ordinary course of business, any forgiveness of any debt or obligation owed to the Corporation by any of its stockholders or any of their respective Affiliates, or any direct or indirect redemption, purchase or other acquisition by the Corporation of any capital stock of the Corporation; or

                  (d) Any other event or condition arising from or out of or in connection with the operation of the Corporation which has materially and adversely affected, or may reasonably be expected to materially and adversely affect, the Corporation, its assets or properties, its business, condition (financial or otherwise), or prospects.

            4.8 Tax Returns and Tax Audits.

                  (a) Except as and to the extent disclosed in Schedule 4.8 annexed hereto: (i) on the date hereof, all foreign, federal, state, and local tax returns and tax reports required to be filed by the Corporation on or before the date of this Agreement have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, except for such prior failures to file in timely fashion as have been subsequently followed by complete and proper filing and payment of all amounts due in respect thereof, including interest and penalties, if any;
(ii) all foreign, federal, state, and local income, franchise, sales, use, property, excise, and other taxes (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Corporation as of the date hereof have been fully paid, and appropriate accruals shall have been made on the Corporation's books for taxes not yet due and payable; (iii) as of


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

the date hereof, all taxes and other assessments and levies which the Corporation is required by law to withhold or to collect on or before the date hereof have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable on or before the date hereof; (iv) there are no outstanding or pending claims, deficiencies or assessments for taxes, interest or penalties with respect to any taxable period of the Corporation, except claims for taxes not yet due and payable; and (v) no tax Liens have been filed on the Corporation's assets. At and after the Closing Date, the Corporation will have no liability for any foreign, federal, state, or local income tax with respect to any taxable period ending on or before the Closing Date, except as and to the extent disclosed in Schedule 4.8, if any.

                  (b) There are no audits pending or, to the knowledge of the Corporation and each Stockholder, threatened, with respect to any foreign, federal, state, or local tax returns of the Corporation, and no waivers of statutes of limitations have been given or requested with respect to any tax years or tax filings of the Corporation. No presently pending assessments of tax deficiencies have been made against the Corporation or with respect to its income, receipts or net worth, and no extensions of time are in effect for the assessment of deficiencies against the Corporation. The Corporation has not received notice of any claim by any authority in a jurisdiction in which the Corporation does business and does not file tax returns that the Corporation or its income, receipts or net worth may be subject to tax in that jurisdiction. The Corporation is not a party to any tax-sharing or allocation agreement, nor does the Corporation owe any amount under any tax-sharing or allocation agreement. The Corporation has no liability for unpaid taxes because it once was a member of an "affiliated group" within the meaning of Section 1502 of the Code.

            4.9 Personal Property; Liens. The Corporation has and owns good and marketable title to all of its personal property, including without limitation, all computer software, database and other intellectual property, free and clear of all Liens whatsoever, except for: (a) Liens securing the Corporation's indebtedness for money borrowed, if any, as reflected in the Financial Statements, pursuant to the security agreements listed in Schedule 4.9 annexed hereto; (b) Liens securing the deferred purchase price of machinery, equipment, vehicles and/or other fixed assets, if any, as reflected in the Financial Statements or as incurred after the date thereof in the ordinary course of business of the Corporation, pursuant to security agreements listed in Schedule 4.9; (c) materialmen's, workmen's and other similar statutory liens arising in the ordinary course of business, none of which are material singly or in the aggregate, (d) Liens for taxes not yet due and payable, and (e) other Liens which individually or in the aggregate are immaterial in amount and character (each of the Liens described in clauses (a) through (e) of this sentence being hereinafter referred to as "Permitted Liens"). The aggregate book value of all items of machinery, equipment, vehicles, and other fixed assets owned or leased by the Corporation does not exceed $200,000, and all of such fixed assets are in good operating condition and repair (reasonable wear and tear excepted) and are adequate for their use in the Corporation's business as presently conducted.

            4.10 Real Property.

                  (a) The Corporation neither owns nor has any interest of any kind (whether ownership, lease or otherwise) in any real property except to the extent of the Corporation's leasehold interests under the leases for its businesses premises, if any, true and complete copies of which leases (including all amendments thereto) are annexed hereto as Schedule 4.10 (the "Leases").

                  (b) The Corporation and, to the Corporation's and the Stockholders knowledge, the landlords thereunder are presently in compliance in all material respects with all of their respective obligations under the Leases, and the premises leased thereunder are in good condition (reasonable wear and tear excepted) and are adequate for the operation of the Corporation's current business.

                  (c) The Corporation are in actual possession of the properties demised under the Leases. The Leases are free and clear of any Lien or any sublease or right of occupancy granted by the Corporation, except as set forth on Schedule 4.10 hereto, if at all.

                  (d) The Corporation has the right of ingress and egress through a public road or street, to and from the properties demised under the Leases.

                  (e) The properties demised under the Leases and the improvements thereon constitute all of the real property and leases currently used exclusively or materially for the business of the Corporation and are adequate and sufficient for the current operations of the Corporation and its business.

                  (f) To the knowledge of the Corporation and the Stockholders, there is no pending proceeding for the taking or condemnation of all or any portion of the properties demised under the Leases or pending taking or condemnation proceeding which would result in a termination of any Lease of real property, and none of the same is threatened.

                  (g) There are no material items of maintenance that have been materially deferred with respect to any of the improvements on the real property demised under the Leases.

                  (h) The Corporation has received no uncured notice from applicable governmental authorities of any outstanding violations of any building or zoning laws, codes or regulations, or governmental or judicial orders issued pursuant thereto, with respect to the real property and the improvements thereon demised under the Leases, and there are no such violations.

            4.11 Accounts Receivable. All accounts receivable shown on the balance sheet as of the Stub Period Date included in the Financial Statements (the "Balance Sheet"), and all accounts receivable thereafter created or acquired by the Corporation prior to the Closing Date, have arisen or will arise in the ordinary course of the Corporation's businesses. Except as set forth on Schedule 4.11 annexed hereto, to the Stockholders' knowledge (but without guaranteeing the collectiblity of any accounts receivable), all of such accounts receivable (a) are and will be subject to no counterclaims, set-offs, allowances or discounts of any kind, except to the extent of the allowance for doubtful accounts as of the Stub Period Date reflected in the Balance Sheet, and
(b) have been, are and will be valid and collectible in the ordinary course of business within two hundred and ten (210) days after the Closing Date (subject to the aforesaid allowance for doubtful accounts), without necessity of instituting any legal proceedings for collection.

            4.12 Inventories. All supplies and other inventories shown on the Balance Sheet, and all inventories thereafter acquired by the Corporation prior to the Closing Date, have been and will be valued at the lower of cost or market, and consisted and will consist of items which are of a quality and quantity which are useable in the ordinary course of the Corporation's business for customary commercial purposes, and are substantially at the Corporation's normal working levels of the same in the current conduct of its businesses in the ordinary course.

            4.13 Insurance Policies. Schedule 4.13 annexed hereto contains a true and correct schedule of all insurance coverages held by the Corporation concerning its businesses and properties (including but not limited to professional liability insurance). All such policies are in full force and effect and the Corporation is not in default thereunder in any material respect. To the knowledge of the Stockholders, such policies provide adequate insurance coverage for the Corporation, its properties and businesses, as presently conducted.

            4.14 Permits and Licenses; Consents. The Corporation possesses and is in material compliance with every "Permit" (as hereinafter defined) of any Governmental Authority (as such term is hereinafter defined) having jurisdiction over the Corporation, or its businesses, properties, or assets, necessary in order to operate its businesses in the manner presently conducted; all of the Corporation's Permits are valid, current and in full force and effect; and none of such Permits will be voided, revoked or terminated, or are voidable, revocable or terminable, upon and by reason of the Merger and the change of ownership of the Corporation pursuant to this Agreement. Schedule 4.14 hereto lists all of the Permits of or in respect of any Governmental Authority or any other Person (as such term is hereinafter defined) which are required for the execution or delivery by the Corporation and the Stockholders of this Agreement and the consummation of the transactions contemplated hereby. For purposes of this Agreement: (i) the term "Governmental Authority shall mean any nation or government, foreign or domestic, and any territory, possession, protectorate, province, state, county, parish, regional authority, metropolitan authority, city, town, village, other locality, or other political subdivision or agency, regulatory body, or other authority, commission, tribunal, representative or official thereof, and any Person (as such term is hereinafter defined) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; (ii) the term "Person" shall mean any natural person, corporation, partnership, joint venture, trust or unincorporated organization, joint stock company or other similar organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity; and (iii) the term "Permit" shall mean any license, permit, franchise, clearance, waiver, certificate, registration, order, authorization, consent, approval, administrative finding or directive of, or release by any Governmental Authority, except for such, the failure to have, maintain or continue in force (including by reason of the Merger), has not and is not expected to have, a material adverse effect on the Corporation and its properties, assets or businesses.

            4.15 Contracts and Commitments.

                  (a) Schedule 4.15 annexed hereto lists all material contracts, leases, commitments, technology agreements, software development agreements, software licenses, indentures and other agreements to which the Corporation is a party (collectively, "Material Contracts") including, without limitation, the following: (i) any contract for the purchase of equipment, supplies, other materials, or other inventory items other than purchase orders for supplies entered into in the ordinary course of business; (ii) any contract related to the purchase or lease of any capital asset involving aggregate payments of more than $5,000 per annum that is not cancelable by the Corporation on less than thirty (30) days notice; (iii) all technology agreements, software development agreements and software licenses (except for pre-printed licenses for commercially available and non-custom software applications) involving the Corporation or any Affiliate, regardless of the duration thereof or the amount of payments called for or required thereunder; (iv) any guarantee, make-whole agreement, or similar agreement or undertaking to support, directly or indirectly, the financial or other condition of any other person or entity; (v) each contract for or relating to the employment of any officer, employee, technician, agent, consultant, or advisor to or for the Corporation that is not cancelable by the Corporation without penalty, premium or liability (for severance or otherwise) on less than thirty (30) days' prior written notice;
(vi) license, royalty, franchise, distributorship, dealer, manufacturer's representative, agency and advertising agreements; (vii) any contract with any collective bargaining unit; (viii) any mortgage of real property; (ix) any factoring agreement with respect to the accounts receivable of the Corporation;
(x) any pledge or other security agreement by the Corporation other than guaranties entered into in the ordinary course of business which are not material to the Corporation, (xi) any joint venture agreement or similar arrangement; (xii) any non-competition agreement or similar arrangement; and
(xiii) any contract, lease, commitment, indenture, or other agreement to which the Corporation is a party that may not be terminated without penalty, premium or liability by the Corporation on not more than thirty (30) days' prior written notice. The term "Material Contract" shall not include any contract or agreement, the failure of which to maintain, perform or continue in effect (including by reason of the Merger) has not and is not reasonably expected to adversely affect the Corporation and its assets, properties, businesses or financial condition.

                  (b) Except as set forth in Schedule 4.15: (i) all Material Contracts are in full force and effect; (ii) the Corporation and, to the knowledge of the Corporation and each of the Stockholders, the other parties thereto, each are in compliance with all of their respective obligations under the Material Contracts in all material respects, and are not in breach or default thereunder, nor has there occurred any condition or event which, after notice or lapse of time or both, would constitute a default thereunder; and
(iii) none of the Material Contracts will be voided, revoked or terminated, or voidable, revocable or terminable, in whole or in part, upon and by reason of the Merger and the change of ownership of the Corporation pursuant to this Agreement.

                  (c) No purchase commitment by the Corporation is in excess of the normal, ordinary and usual requirements of the business of the Corporation.

                  (d) There is no outstanding power of attorney granted by the Corporation to any person, firm or corporation for any purpose whatsoever, except which may be included as part of the terms of a security agreement or other Material Contract entered into by the Corporation in connection with a financing or otherwise in the ordinary course of its businesses.

            4.16 Customers and Suppliers. Neither any of the Stockholders nor the Corporation has actual knowledge of any existing, announced or anticipated changes in the policies of, or the relationships with, or the business of, any material clients, customers, or suppliers of the Corporation which will materially adversely affect the Corporation or its condition, financial or otherwise, business, or prospects.

            4.17 Labor, Benefit and Employment Agreements.

                  (a) Except as set forth in Schedule 4.17 annexed hereto, the Corporation is not a party to any agreement with respect to the employment or compensation of any non-hourly and/or non-union employee(s). The Corporation is not now, nor has it ever been, a party to or subject to any collective bargaining agreement or other labor agreement. Schedule 4.17 sets forth the amount of all compensation or remuneration (including any discretionary bonuses) paid by the Corporation during the 1995 calendar year or to be paid by the Corporation during the 1996 calendar year to employees or consultants who presently receive aggregate compensation or remuneration at an annual rate in excess of $35,000.

                  (b) No union is now certified or, to the best of the knowledge of the Corporation and each of the Stockholders, claims to be certified as a collective bargaining agent to represent any employees of the Corporation, and there are no labor disputes existing or, to the best of the knowledge of the Corporation and each of the Stockholders, threatened, involving strikes, slowdowns, work stoppages, job actions or lockouts of any employees of the Corporation.

                  (c) There are no unfair labor practice charges or petitions for election pending or being litigated before the National Labor Relations Board or any other federal or state labor commission relating to any employees of the Corporation. Except as set forth on Schedule 4.17, the Corporation has not received any written notice of any actual or alleged violation of any law, regulation, order or contract term affecting the collective bargaining rights of employees, equal opportunity in employment, or employee health, safety, welfare, or wages and hours.

                  (d) The Corporation has not, at any time, been and is not now required to make contributions to, be a party to or covered by (or had any of its employees covered by), and has not withdrawn from (partially or otherwise), and has not had and does not have any obligations to or in respect of any "multiemployer plan" (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")).

                  (e) Except as disclosed in Schedule 4.17, the Corporation do not maintain, or have any liabilities or obligations of any kind with respect to, any bonus, commission, deferred compensation, excess benefits, pension, thrift, savings, employee ownership, salary continuation, severance, profit sharing, retirement, supplemental retirement, or other such benefit plan, and does not have any potential or contingent liability in respect of any actions or transactions relating to any such plan other than to make contributions thereto if, as, and when due in respect of periods subsequent to the date hereof. Without limitation of the foregoing, (i) the Corporation has made all required contributions to or in respect of any and all such benefit plans, (ii) no "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code of 1986, as amended (the "Code")) has been incurred in respect of any of such benefit plans, and the present value of all vested accrued benefits thereunder does not, on the date hereof, exceed the assets of any such plan allocable to the vested accrued benefits thereunder, (iii) there has been no "prohibited transaction" (as defined in Section 4975 of the Code) with respect to any such plan, and no transaction which could give rise to any tax or penalty under Section 4975 of the Code or Section 502 of ERISA, and (iv) there has been no "reportable event" (within the meaning of Section 4043(b) of ERISA) with respect to any such plan. All of such plans which constitute, are intended to constitute, or have been treated by the Corporation as "employee pension benefit plans" or other plans within Section 3 of ERISA have been determined by the Internal Revenue Service to be "qualified" under Section 401(a) of the Code, and have been administered and are in compliance with ERISA and the Code; and the Stockholders has no knowledge of any state of facts, conditions or occurrences such as would impair the "qualified" status of any of such plans.

                  (f) Except for the group insurance programs listed in Schedule 4.17, the Corporation does not maintain any medical, health, life, dental, short- or long-term disability, hospitalization, accident, death benefits, or other employee benefit insurance programs, or sick leave or vacation or holiday or leave policies, or any welfare plans (within the meaning of Section 3(1) of ERISA) for the benefit of any current or former employees, and, except as required by law, the Corporation has no liability, fixed or contingent, for health or medical benefits to any former employee.

            4.18 No Breach of Statute, Decree or Other Instrument.

                  (a) Except as set forth in Schedule 4.18 annexed hereto and as otherwise would not have a material adverse effect on the existing businesses, assets, financial condition or prospects of the Corporation: (i) neither the execution and delivery of this Agreement by the Corporation and/or the Stockholders, nor the performance of, or compliance with, the terms and provisions of this Agreement on the part of the Corporation and/or the Stockholders, will violate or conflict with any term of the Certificate of Incorporation or By-Laws of the Corporation or, to the knowledge of the Corporation and the Stockholders, any statute, law, rule or regulation of any governmental authority affecting the existing businesses of the Corporation, or will cause or permit the material modification of the effect of, the imposition of any Lien in respect of, or the acceleration of any obligations or terms or the termination of any rights or imposition of any burdens under, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction or decree, or any of the material terms, conditions or provisions of any contract, lease, agreement, indenture or other instrument to which the Corporation or any of the Stockholders is a party or by which the Corporation or any of the Stockholders is bound; and (ii) no consent, authorization or approval of or filing with any governmental authority or agency, or any third party, will be required on the part of the Corporation or the Stockholders as conditions precedent to the consummation of the transactions contemplated hereby, or result in the cancellation of any Permits presently held by the Corporation which are required for the operation of its businesses as conducted on the date hereof.

                  (b) In connection with and as respects the Merger, the Corporation and each Stockholder of the Corporation have waived any and all rights which it or any such Stockholder may have (by way of right of first refusal, right of first offer, or otherwise) to purchase any of the Stock by reason of the proposed disposition thereof by any Stockholder pursuant to the Merger.

            4.19 Compliance with Laws.

                  (a) Except as set forth in Schedule 4.19 to this Agreement, the Corporation has been, and is now in compliance (except to the extent, disclosed on Schedule 4.19, that incidental and non-material non-compliance has not had and can not reasonably be expected to have a material adverse effect on the Corporation, its properties or assets, its businesses, its condition (financial or otherwise), or its prospects) with each of the following which is applicable to or binding upon or affecting the Corporation or its property, assets, or business, or to which the Corporation, or its property, assets, or business are subject: every statute, ordinance, code or other law, treaty, rule, regulation, order, technical or other standard, requirement or procedure existing, enacted, adopted, administered, enforced, or promulgated, by any Governmental Authority (each of the foregoing, a "Law"), and every Permit, and every order, judgment, writ, injunction, award, decree, demand, assessment or determination of any arbitrator and of every Governmental Authority (each of the foregoing, an "Order"; each Law, Permit, and Order being sometimes hereinafter referred to as a "Requirement of Law"). Neither the Corporation nor its properties, assets, or business are subject to or directly affected by any Requirement of Law of any Governmental Authority, other than those similarly affecting similar enterprises engaged in a material way in the same business activities.

                  (b) The Corporation has not, at any time, to the knowledge of the Stockholders: (i) acquired, handled, utilized, stored, generated, processed, transported, or disposed of any hazardous or toxic substances, whether in violation of any foreign, federal, state, or local environmental or occupational health and safety laws or regulations or otherwise, (ii) otherwise committed any material violation of any foreign, federal, state, or local environmental or occupational health and safety laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any violation of the Occupational Safety and Health Act, or (iii) been in violation of any material requirements of its insurance carriers from time to time.

                  (c) Neither the Corporation nor any of its directors, officers or employees has received any written notice of default or violation, nor, to the best of the knowledge of the Corporation and each of the Stockholders, is the Corporation or any of its directors, officers or employees in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal, or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the Corporation's business, affairs, properties, or assets. Neither the Corporation nor any of its directors, officers or employees, has received written notice of, been charged with, or, to its or their knowledge, is under investigation with respect to, any violation of any provision of any federal, state, local, municipal, or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of the Corporation's business, affairs, properties or assets, which violation would have a material adverse effect on the Corporation, its properties or assets, its businesses, its condition (financial or otherwise), or its prospects.

                  (d) Schedule 4.19 sets forth the date(s) of the last known audits or inspections (if any) of the Corporation conducted by or on behalf of the Environmental Protection Agency, the Occupational Safety and Health Administration, and any other Governmental Authority.

            4.20 Litigation. Except as disclosed in Schedule 4.20 annexed hereto, there are no private or governmental orders, claims, actions, suits, arbitrations, investigations, administrative or other proceedings (including, without limitation, any claim alleging the invalidity, infringement or interference of any patent, patent application, software, technology or other intellectual property rights owned or licensed by the Corporation) or investigations (collectively, the "Actions") pending or, to the knowledge of the Corporation or any of the Stockholders, are any Actions threatened, against the Corporation or relating to its businesses or properties, at law or in equity or before or by any court or any Governmental Authority. Except as disclosed in
Schedule 4.20 annexed hereto, neither the Corporation nor any of the Stockholders is aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any meritorious Action against or with respect to the Corporation, which would, if determined adversely, have a material adverse effect on the Corporation, its businesses or any material portion of its assets, or impair the ability of any of the Stockholders to deliver in the Merger all of their respective shares of Stock free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

            4.21 Intellectual Property. Schedule 4.21 annexed hereto correctly sets forth a list and brief description of the nature and ownership of: (a) all patents, patent applications, copyright registrations and applications, registered trade names, service marks, trademark registrations and applications, both domestic and foreign, which are presently owned, filed or held by the Corporation and/or any of its directors, officers, stockholders or employees and which in any way relate to or are used in the business of the Corporation; (b) all licenses, computer software licenses, and software access or joint development agreements, both domestic and foreign, which are owned or controlled by the Corporation and/or any of its directors, officers, stockholders or employees and which in any way relate to or are used in the business of the Corporation; and (c) all franchises, licenses and/or similar arrangements granted to the Corporation by others and/or to others by the Corporation (collectively, the "Intellectual Property"). None of the Intellectual Property set forth or required to be set forth in Schedule 4.21 is subject to any pending challenge known to any of the Stockholders, infringes on or misappropriates the rights of any others, or is subject to loss or expiration in the near future (or the threat of such loss or expiration). Except as set forth on Schedule 4.21, the Corporation owns good and marketable title to the same free and clear of any Liens.

            4.22 Transactions with Affiliates. No material asset employed in the business of the Corporation is owned by, leased from or leased to any of the stockholders of the Corporation, any of their respective Affiliates, members of their families or any partnership, corporation or trust for their benefit, or any other officer, director or employee of the Corporation or any Affiliate of the Corporation.

            4.23 Bank Accounts. Annexed hereto as Schedule 4.23 is a correct and complete list of all bank accounts and safe deposit boxes maintained by or on behalf of the Corporation, with indication of all persons having signatory, access or other authority with respect thereto.

            4.24 Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement (or taken as a whole), as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

            4.25 Disclosure to Stockholders. The Stockholders acknowledge receipt of the statements and reports referred to in Schedule 5.9 to this Agreement.

      5.    REPRESENTATIONS AND WARRANTIES OF MERGERCO AND AUGI.

            Mergerco and AUGI hereby jointly and severally represent and warrant to the Stockholders, as follows, it being understood and agreed that none of the Stockholders is or will be required to undertake any independent investigation to determine the truth, accuracy and completeness of the representations and warranties made by AUGI or Mergerco in this Agreement:

            5.1 Organization, Good Standing and Qualification. Each of Mergerco and AUGI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, respectively, with all necessary power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. True and complete copies of the Articles of Incorporation and By-Laws of Mergerco and of AUGI (including all amendments thereto), and a correct and complete list of the officers and directors of Mergerco and of AUGI, are annexed hereto as Schedule 5.1.

            5.2 Authorization of Agreement. The execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby by Mergerco and AUGI have been duly and validly authorized by the Board of Directors and sole stockholder of Mergerco, and by the Board of Directors of AUGI; and Mergerco and AUGI have the full corporate right, power and authority to execute and deliver this Agreement and the Transaction Agreements, to perform their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. No further corporate authorization is necessary on the part of Mergerco or AUGI to consummate the transactions contemplated hereby and thereby.

            5.3 Valid and Binding Agreement. This Agreement and the other Transaction Agreements constitutes the legal, valid and binding obligation of Mergerco, enforceable against Mergerco in accordance with its and their terms, and this Agreement and, when executed and delivered by AUGI, and the other Transaction Agreements constitute, and will constitute, the legal, valid and binding obligations of the Surviving Corporation and AUGI (as the case may be), enforceable against the Surviving Corporation and AUGI in accordance with its and their respective terms.

            5.4 No Breach of Statute or Contract. Neither the execution and delivery of this Agreement and the other Transaction Agreements by Mergerco or AUGI, nor compliance with the terms and provisions of this Agreement or the other Transaction Agreements on the part of Mergerco or AUGI, will: (a) violate any statute or regulation of any Governmental Authority affecting Mergerco or AUGI; (b) require the issuance of any authorization, license, consent or approval of any Governmental Authority; or (c) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which Mergerco or AUGI is a party, or by which Mergerco or AUGI is bound, or constitute a default thereunder.

            5.5 Capitalization of AUGI.

                  (a) AUGI is (i) authorized to issue 20,000,000 shares of Common Stock, $.01 par value per share ("AUGI Common Stock"); (ii) 5,689,749 shares of AUGI Common Stock were issued and outstanding at January 31, 1996;
(iii) 750,000 shares of AUGI Common Stock are reserved for issuance pursuant to AUGI's 1991 Employee Incentive Stock Option Plan, of which approximately 620,000 options were outstanding at July 31, 1995; (iv) 171,000 stock options were reserved for certain key employees under AUGI's Stock Option Bonus Plan, of which 114,000 options were outstanding at July 31, 1995; (v) 38,496 options were reserved for certain employees under a 1991 Transfer Plan, of which options to purchase 24,328 shares of AUGI Common Stock were outstanding at July 31, 1995;
(vi) 2,500,000 options are reserved for issuance (subject to AUGI stockholder ratification) pursuant to a 1996 qualified and non-qualified stock option plan, of which options to purchase a maximum of 1,680,000 shares of AUGI Common Stock are currently outstanding and are held by the persons listed on Schedule 5.5 annexed; and (vii) warrants to purchase an aggregate of 920,000 shares of AUGI Common Stock at $7.50 per share were issued and outstanding at July 31, 1995 and warrants to purchase 50,000 shares of AUGI Common Stock at $6.00 per shares were issued in October 1996. Subsequent to January 31, 1996, AUGI (i) has acquired 100% of the capital stock of ConnectSoft, Inc. ("ConnectSoft") pursuant to which it issued 1,000,000 shares of its convertible preferred stock which is convertible into a maximum of 3,000,000 shares of AUGI Common Stock; (ii) has acquired 100% of Interglobe Network, Inc. pursuant to which AUGI paid $400,000 and issued 800,000 shares of AUGI Common Stock; and (iii) acquired Seattle On-Line, Inc. pursuant to which it has issued warrants to purchase 333,333 shares of AUGI Common Stock. Except for the transactions contemplated by this Agreement, AUGI has not entered into any other letters of intent or written understandings with respect to any acquisition. All of the foregoing is qualified, in its entirety by the disclosures contained in AUGI's Annual

Report on Form 10-K for its fiscal year ended July 31, 1996 (the "1996 Form 10-K"), a true copy of which has been furnished to the Stockholders.

                  (b) The AUGI Merger Stock is a portion of the AUGI Common Stock, which is the stock of AUGI traded on the Nasdaq National Market. When issued and delivered pursuant to this Agreement, all of the AUGI Merger Stock will be validly issued, fully-paid and non-assessable, owned by AUGI free and clear of all pledges, Liens, claims, charges, encumbrances, assessments, pre-emptive rights and other restrictions and limitations whatsoever. All other classes and series of equity securities of AUGI are identified in the 1996 Form 10-K and, except as set forth in Section 5.5(a) above and in the 1996 Form 10-K, there are no outstanding options, calls, warrants, stock, debentures or rights of subscription exercisable or convertible into shares of AUGI Common Stock.

            5.6 Investment. AUGI owns the outstanding capital stock of Mergerco for its own account, for investment purposes only, and not with a view to the resale or distribution thereof.

            5.7 Business of Mergerco. Mergerco has been formed solely for the purposes of consummating the transactions contemplated by this Merger Agreement, has not conducted and will not conduct any independent business operations until the Closing Date of the Merger.

            5.8 Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against Mergerco or AUGI or pertaining to the transactions contemplated by this Agreement or their consummation, have been instituted or, to their knowledge, threatened, which action, suit or proceeding would, if determined adversely, have a material adverse effect on AUGI, its business or any material portion of its assets, or impair the ability of Mergerco or AUGI to deliver in the Merger the Merger Consideration free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws). Except as disclosed in Schedule 5.8 hereto, AUGI is not aware of any state of facts, events, conditions or occurrences which would properly constitute grounds for the basis of any meritorious suit, action, arbitration, investigation against or with respect to AUGI or any of its subsidiaries, which would, if determined adversely to AUGI or any of its subsidiaries, have a material adverse effect upon the business, financial condition or prospects of AUGI and its subsidiaries when taken as a consolidated whole, or impair the ability of Mergerco or AUGI to deliver in the Merger the Merger Consideration free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

            5.9 Securities Filings and Disclosures. AUGI has furnished to the Stockholders the statements and reports listed on Schedule 5.9 to this Agreement (which statements and reports constitute all statements and reports filed by AUGI with the SEC since January 1, 1994), together with all exhibits and schedules thereto, which statements and reports

(i) complied, as of their respective dates, as to form and substance in all material respects with the requirements pertaining to the filing thereof under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, whichever is applicable, and (ii) as of their respective dates did not contain any material misstatement of fact or state or omit to state any material fact whose omission, in light of the circumstances under which such statement was made or omitted, would result in the statements made therein being materially misleading. AUGI shall supplement Schedule 5.9 through the Closing Date. The financial statements of AUGI and its consolidated subsidiaries as set forth in the securities filings listed on Schedule 5.9 fairly present the financial condition and results of operations of AUGI and its consolidated subsidiaries as at the dates and for the periods reflected therein. Since November 13, 1996, the date of AUGI's filing of its 1996 Form 10-K, there has been no material adverse change in the business, financial condition or prospects of AUGI and its subsidiaries, when taken as a consolidated whole.

            5.10 Registration. The shares of AUGI Merger Stock constituting the Merger Consideration have been issued pursuant to an available exemption from the registration requirements under the Securities Act of 1933, as amended, and the securities laws of the State of Delaware; provided, that such issuance was made in the good faith belief that such exemption from registration is available in reliance upon investment, suitability, financial capacity, and investment sophistication representations made by the Stockholders to AUGI in Subscription Agreements furnished by each of them to AUGI in connection with the consummation of the transactions contemplated hereby.

            5.11 No Breach of Statute, Decree or Other Instrument. Except as set forth in Schedule 5.11 annexed hereto and as otherwise would not have a material adverse effect on the existing businesses, assets, financial condition or prospects of AUGI and its subsidiaries, taken as a consolidated whole: (i) neither the execution and delivery of this Agreement by Mergerco and AUGI nor the performance of, or compliance with, the terms and provisions of this Agreement on the part of AUGI and Mergerco, will violate or conflict with any term of the Certificate of Incorporation or By-Laws of AUGI or Mergerco, or, to the knowledge of AUGI and Mergerco, any statute, law, rule or regulation of any Governmental Authority affecting the existing businesses of AUGI, or will cause or permit the material modification of the effect of, the imposition of any Lien in respect of, or the acceleration of any obligations or terms or the termination of any rights or imposition of any burdens under, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any judgment, order, award, injunction or decree, or any of the material terms, conditions or provisions of any contract, lease, agreement, indenture or other instrument to which AUGI or any of its subsidiaries is a party or by which AUGI or any of its subsidiaries is bound; and (ii) no consent, authorization or approval of or filing with any Governmental Authority or agency, or any third party, will be required on the part of AUGI or its subsidiaries as conditions precedent to the consummation of the transactions contemplated hereby, or result in the cancellation of any Permits presently held by AUGI or its subsidiaries which are required for the operation of their businesses as conducted on the date hereof.

            5.12 No Material Changes. Except as and to the extent described in
Schedule 5.12 annexed hereto (which Schedule may make reference to any other Schedule hereto or to any other document(s) referred to in this Agreement which has heretofore been delivered to the Stockholders), since July 31, 1996, the consolidated businesses of AUGI has continued to be operated only in the ordinary course, and there has not been:

                  (a) Any material adverse change in the condition (financial or otherwise), operations, business, properties, or prospects of AUGI and its subsidiaries, when taken as a consolidated whole, from that shown in AUGI's financial statements as at July 31, 1996 and for the fiscal year then ended (the "1996 AUGI Financials"), or any material transaction or commitment effected or entered into outside of the normal course of AUGI's businesses;

                  (b) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, assets, properties, condition (financial or otherwise), or prospects of AUGI;

                  (c) Any declaration, setting aside or payment of any dividend or other distribution with respect to the AUGI Common Stock, any other payment of any kind by AUGI or any of its subsidiaries outside of the ordinary course of business, any forgiveness of any debt or obligation owed to AUGI by any of its stockholders or any of their respective Affiliates, or any direct or indirect redemption, purchase or other acquisition by AUGI of any of its capital stock; or

                  (d) Any other event or condition arising from or out of or in connection with the operation of AUGI which has materially and adversely affected, or may reasonably be expected to materially and adversely affect, AUGI and its subsidiaries, their consolidated assets or properties, businesses, condition (financial or otherwise), or prospects, when taken as a consolidated whole.

            5.13 Compliance with Laws.

                  (a) Except as set forth in Schedule 5.13 to this Agreement, AUGI has been, and is now in compliance (except to the extent, disclosed on Schedule 5.13, that incidental and non-material non-compliance has not had and can not reasonably be expected to have a material adverse effect on AUGI, its properties or assets, businesses, condition (financial or otherwise), or its prospects) with all Requirements of Law affecting AUGI, its assets, businesses, financial condition or prospects, when taken as a consolidated whole. Neither AUGI or nor its properties, assets, or business are subject to or directly affected by any Requirement of Law of any Governmental Authority, other than those similarly affecting similar enterprises engaged in a material way in the same business activities.

                  (b) to the best of its knowledge, AUGI has not: (i) acquired, handled, utilized, stored, generated, processed, transported, or disposed of any hazardous or toxic substances, whether in violation of any foreign, federal, state, or local environmental or occupational health and safety laws or regulations or otherwise, (ii) otherwise committed any material violation of any foreign, federal, state, or local environmental or occupational health and safety laws or regulations (including, without limitation, the provisions of the Environmental Protection Act and other applicable environmental statutes and regulations) or any violation of the Occupational Safety and Health Act, or (iii) been in violation of any material requirements of its insurance carriers from time to time.

                  (c) Neither AUGI nor any of its directors, officers or employees has received any written notice of default or violation, nor, to the best of AUGI's knowledge, is AUGI or any of its directors, officers or employees in default or violation, with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, local, municipal, or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of AUGI's business, affairs, properties, or assets. Neither AUGI nor any of its directors, officers or employees, has received written notice of, been charged with, or, to its or their knowledge, is under investigation with respect to, any violation of any provision of any federal, state, local, municipal, or other law or administrative rule or regulation, domestic or foreign, relating to any aspect of AUGI's business, affairs, properties or assets, which violation would have a material adverse effect on AUGI, its properties or assets, businesses, its condition (financial or otherwise), or prospects, when taken as a consolidated whole.

            5.14 Litigation. Except as disclosed in Schedule 5.14 annexed hereto, there are no Actions pending or, to the knowledge of AUGI, are any Actions threatened, against AUGI or relating to its businesses or properties, at law or in equity or before or by any court or any Governmental Authority, which if adversely determined, may have a material adverse effect on the businesses, properties, financial condition or prospects of AUGI and its subsidiaries, when taken as a consolidated whole. Except as disclosed in Schedule 5.14 annexed hereto, AUGI is not aware of any state of facts, events, conditions or occurrences which might properly constitute grounds for or the basis of any meritorious Action against or with respect to AUGI, which would, if determined adversely, have a material adverse effect on AUGI, its businesses or any material portion of its consolidated assets, or impair the ability of AUGI to deliver in the Merger all of the Merger Consideration free and clear of all pledges, Liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

            5.15 Schedules Incorporated by Reference. The making of any recitation in any Schedule hereto shall be deemed to constitute a representation and warranty that such recitation is an accurate statement and disclosure of the information required by the corresponding Section(s) of this Agreement, as, to the extent, and subject to the qualifications and limitations, set forth in such corresponding Section(s).

      6.    NOTICES.

            6.1 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

                  (a)   If to the Corporation or the Stockholders:

                        Broadcast Tower Sites, Inc.
                        4340 East West Highway, Suite 1000
                        Bethesda, Maryland 20814
                        Attn: Simantov Moskona, President

                        with a copy sent concurrently to:

                        Lowenstein, Sandler, Kohl, Fisher & Boylan
                        50 Division Street
                        Sommerville, New Jersey 08876
                        Attn: Steven Fuerst, Esq.
                        facsimile no. (908) 526-9173

                  (b) If to Mergerco, the Surviving Corporation or AUGI:

                        American United Global, Inc.
                        11130 NE 33rd Place, Suite 250
                        Bellevue, Washington 98004
                        Attention: Robert M. Rubin, Chief Executive Officer

                        with a copy sent concurrently to:

                        Greenberg Traurig Hoffman
                        Lipoff Rosen & Quentel
                        153 East 53rd Street
                        New York, New York 10022
                        Attention:  Stephen Weiss, Esq.

or to such other address as any party shall have specified by notice in writing given to all other parties.

      7.    CONDITIONS PRECEDENT TO CLOSING; ADDITIONAL AGREEMENTS
OF THE PARTIES.

            7.1 AUGI's Conditions Precedent. The obligation of AUGI to close this transaction is hereby conditioned upon the fulfillment, at or prior to the Closing, of the following conditions unless waived in writing.

                  (a) Accuracy of Representations and Warranties to Mergerco or AUGI. All representations and warranties made by the Stockholders in this Agreement, in any Schedule(s) hereto, and/or in any Transaction Agreement delivered to Mergerco or AUGI under, pursuant to, or in connection with, this Agreement will be true and correct in all material respects on and as of the date hereof and will be true and correct in all material respects on the Closing Date, unless such warranty is specifically stated to be as of an earlier date, in which case it shall be true and correct as of such earlier date, and Stockholders shall deliver a certificate to such effect.

                  (b) Performance by the Corporation and the Stockholders. The Corporation and the Stockholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and any Transaction Agreement to be performed, satisfied or complied with by them on or before the Closing Date hereof.

                  (c) Execution and Delivery of Certificate of Merger. The Corporation and Mergerco and, to the extent necessary or appropriate, their respective officers and directors, shall have executed and delivered the Certificate of Merger in the form of Exhibit A to this Agreement for filing with the appropriate governmental authority immediately upon execution and delivery of this Agreement.

                  (d) Execution and Delivery of Subscription Agreements. Each of the Stockholders shall have executed and delivered to AUGI a Subscription Agreement in the form of Exhibit C to this Agreement.

                  (e) Execution and Delivery of Registration Rights Agreements. Each of the Stockholders shall have executed and delivered to AUGI a Registration Rights Agreement in the form of Exhibit D to this Agreement.

                  (f) Execution and Delivery of Non-Competition Agreements. Each of the Stockholders shall have executed and delivered to AUGI a Non-Competition Agreement in the form of Exhibit E to this Agreement.

                  (g) [Intentionally Deleted].

                  (h) Execution and Delivery of Employment Agreements with Stockholders. The Stockholders and the Surviving Corporation shall have executed and delivered to AUGI their respective employment agreements in the forms of Exhibits F and G hereto.

                  (i) Settlement of Affiliated Obligations. The Stockholders shall have caused all debts, liabilities and other monetary obligations (if any), including, without limitation, any accrued cash compensation payable, which shall be owed by the Corporation to any of the Stockholders or owed to the Corporation by any of the Stockholders of the Corporation and/or any of their respective Affiliates to be fully paid and satisfied as at the Closing Date, such that no such debts, liabilities or obligations shall remain outstanding.

                  (j) Conduct of Business; Payments of Compensation, Dividends and Distributions. From and after October 14, 1996 (the date of execution of a letter of intent among the parties hereto) through and including the Closing Date and except as set forth on any Schedule to this Agreement:

                        (i) other than as disclosed in writing to Mergerco, no assets of BTS shall have been dividended or distributed to the Stockholders prior to the Closing Date, except to the extent necessary to pay the Stockholders' customary salaries and bonuses (collectively, "Compensation") for 1996 (not to exceed $200,000 for each of Moskona and Luciani) and taxes on income of BTS earned through the Closing Date. To the extent not paid in full by the Closing Date, Moskona and Luciani shall be entitled to receive unpaid Compensation up to $400,000 in the aggregate by December 31, 1996; and

                        (ii) neither of the Stockholders nor the Corporation shall have engaged in any of the following without, in each instance, the prior written consent of AUGI:

                              (1) amended its Articles of Incorporation or
                  By-Laws;

                              (2) issued any shares of the Company's capital
                  stock, other than to a Stockholder;

                              (3) issued or created any warrants, obligations,
                  subscriptions, options, convertible securities or other commitments under which any additional shares of the Company's capital stock might be directly or indirectly issued;

                              (4) amended, canceled or modified any existing
                  Material Contract or entered into any new agreement, commitment or transaction, whether or not material, except in the ordinary course of business;

                              (5) except as set forth in Section 7.1(j) paid,
                  granted or authorized any salary increases or bonuses or enter into any employment, consulting or management agreements;

                              (6) except in the ordinary course of business,
                  modified any agreement to which the Company is a party or by which it may be bound, or modify any payment terms with any creditor;

                              (7) made any change in the Company's management
                  personnel;

                              (8) except pursuant to commitments in effect on
                  the date hereof (to the extent disclosed in this Agreement or in any Schedule hereto), made any capital expenditure(s) or commitment(s), whether by means of purchase, lease or otherwise, or any operating lease commitment(s), in excess of $5,000 in the aggregate;

                              (9) sold, assigned or disposed of any capital
                  asset(s) with a net book value in excess of $5,000 as to any one item;

                              (10) changed its method of collection of accounts
                  or notes receivable, accelerated or slowed its payment of accounts payable, or prepaid any of its obligations or liabilities, other than prepayments to take advantage of trade discounts not otherwise inconsistent with or in excess of historical prepayment practices;

                              (11) except as set forth in Section 7.1(j),
                  declare, pay, set aside or made any dividend(s) or other distribution(s) of cash or other property, or redeem any outstanding shares of the Company's capital stock;

                              (12) [intentionally deleted];

                              (13) voluntarily subjected any of the assets or
                  properties of the Company to any further liens or encumbrances;

                              (14) forgiven any liability or indebtedness owed
                  to the Company by any of its stockholders or any of their respective Affiliates; or

                              (15) agreed to do, or take any action in
                  furtherance of, any of the foregoing.

            7.2 The Stockholders' and Corporation's Conditions. The obligations of the Stockholders and the Corporation to close this transaction is hereby conditioned upon the fulfillment, at or prior to the Closing, of the following condition unless waived in writing.

                  (a) Accuracy of Representations and Warranties to the Corporation and the Stockholders. All representations and warranties made by Mergerco and/or AUGI in this Agreement, in any Schedule(s) hereto, and/or in any Transaction Agreement delivered to the Corporation or the Stockholders under, pursuant to, or in connection with, this Agreement are true and correct in all material respects on and as of the date hereof and will be true and correct in all material respects on the Closing Date, unless such warranty is specifically stated to be as of an earlier date, in which case it shall be true and correct as of such earlier date, and AUGI shall deliver a certificate to such effect.

                  (b) Performance by Mergerco and AUGI. Mergerco and AUGI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

                  (c) Delivery of Merger Consideration. AUGI shall have delivered to each of the Stockholders upon the consummation of the Merger, certificates evidencing the AUGI Merger Stock, the Closing Cash Payment and the AUGI Notes.

                  (d) Execution and Delivery of Registration Rights Agreement. AUGI shall have executed and delivered to each of the Stockholders upon the consummation of the Merger, a respective Registration Rights Agreements in the form of Exhibit D to this Agreement.

                  (e) Execution and Delivery of Employment Agreement. Mergerco shall have executed and delivered the Employment Agreements in the form of Exhibit F and G hereto.

            7.3 The Parties' Conditions Precedent. The respective Obligations of the parties to close this transaction is conditioned upon the fulfillment, at or prior to closing, of the following conditions unless waived in writing:

                  (a) Resolutions; Incumbency; Certified Bylaws and Certificate of Incorporation; Good Standing Certificate. On the Closing Date, each of the corporate parties shall have delivered to each of the other parties hereto the following: (i) copies of resolutions of such corporate parties' Board of Directors and, to the extent reasonably requested, stockholders of the corporate entity, in form reasonably satisfactory to counsel for the other parties to this Agreement, authorizing such corporate party's execution, delivery and performance of this Agreement and the Merger, and all actions to be taken by such corporate party hereunder, certified by the Secretary of such corporate party as of the date hereof to be in accurate and complete and in full force and effect; (ii) certificates evidencing the incumbency and signatures of relevant officers of such corporate party, certified by the Secretary of such corporate party as of the date of this Agreement to be complete and accurate; (iii) a copy of the bylaws and of the certificate of incorporation of such corporate party, certified by the Secretary of such corporate party to be complete and accurate and in full force and effect as of the date hereof; and (iv) certificates, dated as of a date not more than five
(5) days prior to the Closing Date, by the Secretary of State of the state of incorporation of such corporate party, evidencing the good standing of such corporate party in such state.

                  (b) Opinion of Counsel. Each party to this Agreement has received the opinion of counsel to each other party to this Agreement, dated as of the Closing Date substantially in the form of Exhibit K hereto .

                  (c) Execution of Arcadia Merger Agreement. AUGI, Solon L. Kandel and Arcadia Consulting Services Co., Inc. shall have executed and delivered an agreement and plan of merger (the "Arcadia Merger Agreement"), in the form of Exhibit H to this Agreement.

                  (d) Votes of the Stockholders. Subject to receipt of the Merger Consideration, each of the Stockholders hereby covenants and agrees to vote all of each such Stockholder's shares of capital stock of the Corporation IN FAVOR of the Merger and all of the other transactions contemplated by this Agreement and the Transaction Agreements.

            7.4 Corporate Structure and Related Matters.

                  (a) Surviving Corporation a Subsidiary. Upon completion of the Merger, the Surviving Corporation shall remain a wholly-owned subsidiary of AUGI. The Certificate of Incorporation of the Surviving Corporation shall be in form and substance annexed hereto as Exhibit I and made a part hereof.

                  (b) Officers and Directors.

                        (i) The Surviving Corporation. Robert M. Rubin shall be Chairman of the Surviving Corporation. Kandel (or such other person as shall be acceptable to the Stockholders and AUGI) shall be the President and Chief Executive Officer of the Surviving Corporation. Moskona shall be Vice President and Chief Operating Officer of the Surviving Corporation and Luciani shall be Vice President and Chief Financial Officer of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall initially consist of Robert M. Rubin, Howard Katz, David M. Barnes, Solon L. Kandel ("Kandel") and Moskona. AUGI shall, at all times, designate a majority of the Board of Directors of the Surviving Corporation. For so long as the Stockholders and Kandel shall hold in the aggregate at least 125,000 shares of Common Stock of
AUGI: (i) Moskona and Kandel shall have the right to be designated as two of the Directors of the Surviving Corporation; and (ii) in the event of the death or resignation of Moskona or Kandel the survivor of the Stockholders and Kandel shall be entitled to select a replacement for the designee on the Surviving Corporation's Board of Directors.

                        (ii) AUGI. As soon as is reasonably practicable without undue expense to AUGI but, in any event, not later than thirty days following consummation of the Merger, AUGI shall cause Kandel to be elected to the Board of Directors of AUGI. For so long as Robert M. Rubin shall continue to remain as a principal stockholder and executive officer of AUGI, at the request of Kandel, he shall use his best efforts to cause AUGI to undertake to continue to designate Kandel as a Director of AUGI for so long as Kandel shall own an aggregate of not less than 75,000 shares of AUGI Common Stock.

                  (c) Management of the Surviving Corporation. The management of the Surviving Corporation will be subject to the direction of its Board of Directors; provided that commencing with the Closing Date and through and including December 31, 2000 (the "Measuring Period"), the Surviving Corporation shall not, and AUGI shall not permit the Surviving Corporation to, do any of the following without the prior written consent of a majority of the Stockholders and Kandel: (i) sell any material assets or securities of the Surviving Corporation (other than assets sold in the ordinary course of business), (ii) incur indebtedness for borrowed money (other than in the ordinary course of business in accordance with the Surviving Corporation's past practices), (iii) effect any merger, sale, or acquisition of securities, assets, or business of any third party, or (iv) otherwise materially change the nature of the Surviving Corporation's business from the nature of the business conducted by the Corporation immediately prior to the consummation of the Merger (except for the natural growth of the business which is contemplated by the parties to this Agreement).

                  (d) Tax Returns for Stub Period. The Stockholders hsall have the right and duty to prepare BTS's tax returns for the period between the last filing made prior to the date hereof and the Closing Date of the Merger.

            7.5 Financing of the Surviving Corporation.

                  (a) AUGI Advances. Based upon annual budgets and forecasts previously supplied to AUGI by the Surviving Corporation, as the same: (i) shall be updated by the Surviving Corporation for the three consecutive twelve month periods commencing January 1, 1997, January 1, 1998 and January 1, 1999; and
(ii) in such form and detail as shall be reasonably satisfactory to AUGI (the "Budget"), AUGI shall make available to the Surviving Corporation from and after the Closing Date, inter-company loans and advances of approximately $500,000 (the "Advances") to the extent requested in order to fund the working capital requirements of the Surviving Corporation.

                  (b) Form of AUGI Financing. All such Advances shall be reflected on the books of the Surviving Corporation as long-term (one year renewable advances) loans or as the issuance of shares of the Surviving Corporation's preferred stock having liquidation preferences equal to the aggregate amount of the Advances; the form of such Advances to be as determined in AUGI's sole discretion. All such Advances shall bear interest at the prime rate charged from time to time by Citibank, NA (the "Prime Rate") and interest on outstanding Advances shall be payable monthly. The timing of the Surviving Corporation's ability to receive any Advances shall be based upon the requirements established in the Surviving Corporation Budget or as otherwise mutually agreed to by the Surviving Corporation's management and the AUGI Board of Directors. Once the timing of such Advances have either been established in the Surviving Corporation Budget, or otherwise approved by the AUGI Board of Directors, the Surviving Corporation will not need further authorization from AUGI for drawings of Advances from AUGI; provided, that any requested drawings that are not based upon information contained in an approved Budget of the Surviving Corporation will require AUGI Board approval.

                  (c) Use of Proceeds of AUGI Financing. All AUGI Financing shall be spent and allocated to working capital and such business, technology and marketing efforts and other corporate purposes as the Boards of Directors of AUGI and the Surviving Corporation shall, from time to time determine.

                  (d) Repayment of Advances. Upon the occurrence of (i) sale by AUGI of all or substantially all of the securities or assets of the Surviving Corporation, whether through stock sale, asset sale, merger, consolidation or like combination (a "Sale of Control"), or (ii) the closing of an initial public offering or private placement of the Surviving Corporation's debt or equity securities (an "IPO"), all Advances will be subject to immediate repayment to AUGI by the Surviving Corporation (including the redemption of any preferred stock issued by the Surviving Corporation on account of Advances, in the aggregate amount of the liquidation preference accorded to such shares).

                  (e) Off-Set of AUGI Advances Against AUGI Withdrawals. To the extent that AUGI shall borrow, transfer, distribute, remove or withdraw ("Withdrawals") any cash or cash equivalents from the Corporation, no Advances shall earn interest under Section 7.5(b), except such portion of Advances as exceed the aggregate amount of such Withdrawals.

      8.    AMENDMENTS AND MODIFICATIONS.

            8.1 Amendments and Modifications. No amendment or modification of this Agreement or any Exhibit or Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

      9.    NON-ASSIGNABILITY; BINDING EFFECT.

            9.1 Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

      10.   CLOSING.

            10.1 Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Messrs. Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, counsel to Mergerco and AUGI, located at 153 East 53rd Street - 35th floor, New York, New York 10022, at 10:30 A.M. local time on a date which shall be not more than five
(5) business days following the date of this Agreement; provided, that parties may participate in the closing by telephonic conference call if they so desire. The effectiveness of the Merger shall occur on the Closing Date simultaneous with the Closing.

            10.2 Filing of Merger Certificate. On the Closing Date, Mergerco and the Corporation shall file or cause to be filed the Certificate of Merger with the Secretary of State of Delaware.

      11.   GOVERNING LAW; JURISDICTION.

            11.1 Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 12.2(c) below, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before one or more arbitrators in New York, New York, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration procedures of Jams/End-Dispute resolution. The parties hereto hereby agree to submit to the jurisdiction of such arbitrators in New York, New York for such purpose, and waive all objections to venue, forum non conveniens, and related objections in connection therewith. As part of his or her award, the arbitrators shall make a fair allocation of the fees of Jams/End-Dispute, the cost of any transcript, and the parties' reasonable attorneys' fees, taking into account the merits and good faith of the parties' claims and defenses. Judgment may be entered on the award of such arbitrator(s) so rendered in any court of competent jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

      12.   INDEMNIFICATION.

            12.1 General.

                  (a) By the Corporation and the Stockholders. Without prejudice to any rights of contribution as between the Stockholders, from and after the Closing Date: each of the Stockholders shall jointly and severally defend, indemnify and hold harmless the Surviving Corporation and AUGI and their respective officers, directors, agents, representatives, and controlling persons (all of the foregoing, the "AUGI Group") from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively, "Losses")


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

that the AUGI Group may incur, sustain or suffer as a result of any breach of, or failure by the Corporation or any such Stockholder(s) to perform, any of the representations, warranties, covenants or agreements of the Corporation or such Stockholder(s) contained in this Agreement or in any Exhibit or any Schedule(s) furnished by or on behalf of the Corporation or such Stockholder(s) under this Agreement.

                  (b) By the AUGI Group. From and after the Closing Date, AUGI and Mergerco, jointly and severally, shall indemnify, defend and hold harmless the Stockholders from, against and in respect of any and all Losses that such person may incur, sustain or suffer as a result of any breach of, or failure by Mergerco or AUGI to perform, any of the representations, warranties, covenants or agreements of Mergerco or AUGI contained in this Agreement or in any Exhibit or any Schedule(s) furnished by or on behalf of Mergerco or AUGI under this Agreement.

            12.2 Limitations on Certain Indemnities.

                  (a) The Basket. Notwithstanding any other provision of this Agreement to the contrary, no Stockholder shall be liable to AUGI or Mergerco with respect to Losses, unless and until the aggregate amount of all Losses incurred by the Surviving Corporation or AUGI in the aggregate shall exceed the sum of $100,000 (the "Basket"). The Stockholders shall thereafter be liable, jointly and severally, for performance of its indemnification obligations under this Agreement in respect of all Losses in excess of the Basket, provided that the maximum aggregate liability of each Stockholder in respect of all Losses of AUGI or Mergerco, on the one hand, and the maximum aggregate liability of AUGI and Mergerco in respect of all Losses of the Stockholders, on the other hand, shall not, in the absence of proven fraud by such indemnifying party in respect of any particular Losses, in any event exceed the limitations set forth in
Section 12.2(b) below.

                  (b) Limitation on Amount of Indemnity. Except with respect to any Losses involving proven fraud by the indemnifying party, no indemnifying party hereunder found liable for any Losses by any indemnified party under this Agreement shall be required to pay indemnification hereunder, against AUGI on the one hand, or after application of the Basket against the aggregate amount of claims against any or all of the Stockholders, on the other hand, in an amount in excess of the aggregate value of the Merger Consideration received by such Stockholders pursuant to this Agreement (with AUGI Merger Stock to be valued for such purposes at a per share price equal to the Closing Per Share Market Value). Each such Stockholder shall have the option to satisfy, in whole or in part, any claims for indemnification hereunder by transferring and returning to AUGI any or all of the Stockholder's AUGI Merger Stock, which, for purposes hereof, shall (regardless of any intervening fluctuations in market price) be deemed to have a value equal to the Closing Per Share Value, subject only to appropriate adjustment to reflect any stock splits, stock dividends, recapitalizations or other such events relating to the Common Stock of AUGI occurring after the date hereof. Nothing herein contained, however, shall be deemed to preclude the Surviving Corporation and/or AUGI from seeking and obtaining payment of indemnification from the Stockholder(s) in question in any


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

other manner, subject to such Stockholder's option to pay any claim (in whole or in part) in the foregoing manner.

                  (c) Damages and Equitable Relief. Notwithstanding the provisions of Section 12.2(b) above, nothing contained in this Agreement shall be deemed to limit or restrict the right of any party hereto from seeking such monetary damages and/or equitable remedies (including injunctive relief) as may be available from any court of competent jurisdiction in the event of a breach by any other party or parties of any material covenant on its or their part contained in the AUGI Notes, the Registration Rights Agreement, the Non-Competition and Non-Disclosure Agreement and/or the Employment Agreements.

                  (d) Time Limitation on Indemnity for Breach of Representations, Warranties, Agreements, and Covenants. AUGI and Mergerco shall be entitled to indemnification by a Stockholder, and each Stockholder shall be entitled to indemnification by AUGI or Mergerco, pursuant to this Agreement for Losses relating to: (i) breach of any representation or warranty or agreement or covenant hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before December 31, 1998, or
(ii) with respect to Losses relating to a breach of any representations or warranties under Section 4.8 above, the expiration of the final statute of limitations for those tax returns covered by the warranties under Section 4.8 above.

                  (e) Prejudice of Rights to Defend. No party shall be entitled to indemnification pursuant to this Agreement in the event that the subject claim for indemnification relates to a third-party claim and the party seeking such indemnification delayed giving notice thereof to the party from whom it seeks such indemnification to such an extent as to cause material prejudice to the defense of such third-party claim.

                  (f) Insurance Coverage. Notwithstanding any other term or provision of this Section 12.2, absent only a finding by a court of competent jurisdiction from which no appeal can or shall be taken that an indemnifying party shall have committed statutory or common law fraud, no indemnifying party shall be required to indemnify any indemnified party hereunder for Losses to the extent that such Losses shall have been reimbursed by insurance proceeds, but shall be required to provide such indemnity until the Loss has, in fact, been reimbursed. In the event that insurance does not cover the full amount of such Losses, the indemnifying party shall remain liable for the full amount of the difference between the insurance payment as described above and the amount of the Losses, subject to the limitations set forth above.

            12.3 Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within sixty (60) days of the indemnified party's first receipt of notice of, or the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

            12.4 Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its Affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

      13.   COSTS.

            13.1 Finder's or Broker's Fees. Except as set forth herein, each of Mergerco and AUGI (on the one hand) and the Corporation and the Stockholders (on the other hand) represents and warrants that neither they nor any of their respective Affiliates have dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

            13.2 Expenses. Mergerco and AUGI, on one hand, and the Corporation or the Stockholders, on the other hand, shall each pay all of their own respective costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except that AUGI will be responsible for the costs and expenses incurred in obtaining the audit opinion on the Financial Statements and Mergerco will be responsible to pay the legal fees and disbursements of counsel to the Stockholders incurred in negotiating this Agreement and in closing and carrying out the transactions contemplated hereby; provided, that such legal fees and disbursements so payable by Mergerco shall not exceed an aggregate of $55,000.

      14.   FORM OF AGREEMENT.


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

            14.1 Effect of Headings. The Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules.

            14.2 Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the other Transaction Agreements and the Schedules and Exhibits hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

            14.3 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      15.   PARTIES.

            15.1 Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

[the balance of this page intentionally left blank]

      IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

                                            AMERICAN UNITED GLOBAL, INC.


                                          By: /s/ Robert M. Rubin, Pres
                                             -----------------------------------
                                             Robert M. Rubin, President


                                                      BTS ACQUISITION CORP.


                                          By: /s/ Robert M. Rubin, Pres
                                             -----------------------------------
                                             Robert M. Rubin, President


                                             BROADCAST TOWER SITES, INC.


                                          By: /s/ Simantov Moskona
                                             -----------------------------------
                                             Simantov Moskona, President

                        THE STOCKHOLDERS:


     /s/ Simantov Moskona                          /s/ Sergio Luciani
--------------------------------             -------------------------------
        SIMANTOV MOSKONA                             SERGIO LUCIANI


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

                                   Exhibits


                  A   -   Certificate of Merger of BTS into Mergerco
                  B   -   Form of AUGI Note
                  C   -   Form of Subscription Agreement
                  D   -   Form of Registration Rights Agreement
                  E   -   Form of Non-Competition Agreement
                  F   -   Form of Employment Agreement of
                                Simantov Moskona
                  G   -   Form of Employment Agreement of
                                Sergio Luciani
                  H   -   Form of Arcadia Merger Agreement
                  I   -   Form of Certificate of Incorporation of Mergerco
                  J   -   Form of Opinions of Legal Counsel


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